Exhibit 99.01

Valero Energy Partners LP Reports First Quarter 2016 Results

•	Reported EBITDA of $56 million and distributable cash flow of $51 million

•	Increased cash distribution by 6.25 percent to $0.34 per unit

•	Maintained strong distribution coverage ratio of 2.0x

•	Continue to target 25 percent annual distribution growth through 2017

•
Completed McKee Terminal Services Business acquisition for total consideration of $240 million in April and signed a 10-year terminaling agreement with minimum volume commitments covering 85 percent of expected revenues for 2016

SAN ANTONIO, May 5, 2016 - Valero Energy Partners LP (NYSE: VLP, the “Partnership”) today reported first quarter 2016 net income attributable to partners of $43 million, or $0.61 per common limited partner unit. The Partnership generated earnings before interest, income taxes, depreciation, and amortization (“EBITDA”) of $56 million and distributable cash flow of $51 million. VLP’s coverage ratio for the first quarter was 2.0x.

“Our team delivered another quarter of safe and reliable operations,” said Joe Gorder, Chairman and Chief Executive Officer of VLP’s general partner. “We maintained a strong balance sheet and coverage ratio and grew our cash distribution for the quarter. We’re positioned to achieve our targeted 25 percent annual distribution growth through 2017.”

In April, the Partnership completed the McKee Terminal Services Business acquisition from subsidiaries of Valero Energy Corporation for total consideration of $240 million. The business acquired is expected to contribute approximately $28 million of EBITDA in its first twelve months of operation. The Partnership entered into a 10-year terminaling agreement with a subsidiary of Valero that includes minimum volume commitments covering approximately 85 percent of expected revenues for 2016. Also in April, the board of directors of VLP’s general partner declared a first quarter 2016 cash distribution of $0.34 per unit. This distribution represents a 6.25 percent increase from the fourth quarter of 2015.

Financial Results
Revenues were $79 million for the first quarter of 2016. Operating expenses were $19 million, general and administrative expenses were $4 million, and depreciation expense was $9 million. Revenues for the Partnership were higher in first quarter 2016 compared to first quarter 2015 primarily due to contributions from the Houston and St. Charles terminals, which were acquired on March 1, 2015, and the Corpus Christi terminals, which were acquired on October 1, 2015.

Liquidity and Financial Position
As of March 31, 2016, the Partnership had $677 million of total liquidity consisting of $102 million in cash and cash equivalents and $575 million available on its revolving credit facility. Capital expenditures attributable to the Partnership in the first quarter of 2016 were $6 million, including $4 million for expansion and $2 million for maintenance.

The Partnership expects 2016 capital expenditures to be approximately $19 million, which includes $11 million for maintenance and $8 million for expansion.

Conference Call
The Partnership’s senior management will host a conference call at 3 p.m. ET today to discuss this earnings release. A live broadcast of the conference call will be available on the Partnership’s website at www.valeroenergypartners.com.

About Valero Energy Partners LP
Valero Energy Partners LP is a fee-based master limited partnership formed by Valero Energy Corporation to own, operate, develop and acquire crude oil and refined products pipelines, terminals, and other transportation and logistics assets. With headquarters in San Antonio, the Partnership’s assets include crude oil and refined petroleum products pipeline and terminal systems in the Gulf Coast and Mid-Continent regions of the United States that are integral to the operations of nine of Valero’s refineries. Please visit www.valeroenergypartners.com for more information.

Contacts
Investors:
John Locke, Vice President – Investor Relations, 210-345-3077
Karen Ngo, Manager – Investor Relations, 210-345-4574

Media:
Lillian Riojas, Director – Media Relations and Communications, 210-345-5002

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Safe-Harbor Statement
This release contains forward-looking statements within the meaning of federal securities laws. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other forward-looking information. You can identify forward-looking statements by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “project,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Partnership’s control and are difficult to predict. These statements are often based upon various assumptions, many of which are based, in turn, upon further assumptions, including examination of historical operating trends made by the management of the Partnership. Although the Partnership believes that these assumptions were reasonable when made, because assumptions are inherently subject to significant uncertainties and contingencies, which are difficult or impossible to predict and are beyond its control, the Partnership cannot give assurance that it will achieve or accomplish these expectations, beliefs or intentions.  When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in the Partnership’s filings with the SEC, including the Partnership’s annual reports on Form 10-K and quarterly reports on Form 10-Q available on the Partnership’s website at www.valeroenergypartners.com. These risks could cause the Partnership’s actual results to differ materially from those contained in any forward-looking statement.

Use of Non-GAAP Financial Information
This earnings release includes the terms “EBITDA,” “distributable cash flow,” and “coverage ratio.” These terms are supplemental financial measures that are not defined under United States generally accepted accounting principles (GAAP). We reconcile these non-GAAP measures to the most directly comparable GAAP measures in the tables that accompany this release. In note (j) to the tables that accompany this release, we disclose the reasons why we believe our use of the non-GAAP financial measures in this release provides useful information.

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE
(In Thousands, Except per Unit Amounts)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Statement of income data (a):
Operating revenues – related party (b)	$78,767	$41,886
Costs and expenses:
Operating expenses (c)	19,096	22,624
General and administrative expenses (d)	4,161	3,652
Depreciation expense (e)	9,388	8,310
Total costs and expenses	32,645	34,586
Operating income	46,122	7,300
Other income, net	77	111
Interest and debt expense, net of capitalized interest (f)	(2,659)	(601)
Income before income taxes	43,540	6,810
Income tax expense (benefit) (g)	242	(126)
Net income	43,298	6,936
Less: Net loss attributable to Predecessor	—	(15,185)
Net income attributable to partners	43,298	22,121
Less: General partner’s interest in net income	3,504	852
Limited partners’ interest in net income	$39,794	$21,269

Net income per limited partner unit (basic and diluted):
Common units	$0.61	$0.37
Subordinated units	$0.61	$0.36

Weighted-average limited partner units outstanding (basic and diluted):
Common units – public	21,501	17,250
Common units – Valero	15,019	12,176
Subordinated units – Valero	28,790	28,790

See Notes to Earnings Release on Table Page 5.

Table Page 1

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE
(In Thousands, Except per Unit Amounts, per Barrel Amounts, and Ratios)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Operating highlights (a):
Pipeline transportation:
Pipeline transportation revenues (b)	$20,245	$19,875
Pipeline transportation throughput (BPD) (h)	918,936	979,821
Average pipeline transportation revenue per barrel (i)	$0.24	$0.23
Terminaling:
Terminaling revenues (b)	$58,387	$21,876
Terminaling throughput (BPD)	1,849,858	807,429
Average terminaling revenue per barrel (i)	$0.35	$0.30
Storage revenues	$135	$135
Total operating revenues – related party	$78,767	$41,886
Capital expenditures (a):
Maintenance	$2,002	$4,466
Expansion	4,265	7,468
Total capital expenditures	6,267	11,934
Less: Capital expenditures attributable to Predecessor	—	10,649
Capital expenditures attributable to Partnership	$6,267	$1,285
Other financial information:
Distribution declared per unit	$0.3400	$0.2775
EBITDA attributable to Partnership (j)	$55,587	$27,810
Distributable cash flow (j)	$51,097	$27,452
Distribution declared:
Limited partner units – public	$7,315	$4,790
Limited partner units – Valero	15,143	11,721
General partner units – Valero	3,150	755
Total distribution declared	$25,608	$17,266
Coverage ratio (j)	2.00x	1.59x

	March 31,	December 31,
	2016	2015
Balance sheet data (a):
Cash and cash equivalents	$102,278	$80,783
Total assets	875,796	850,107
Current portion of debt and capital lease obligations	587	913
Debt and capital lease obligations, less current portion	545,155	545,246
Total debt and capital lease obligations	545,742	546,159
Partners’ capital	318,159	290,153
Working capital	113,093	86,231

See Notes to Earnings Release on Table Page 5.

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VALERO ENERGY PARTNERS LP
EARNINGS RELEASE
(In Thousands)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Reconciliation of net income to EBITDA and distributable cash flow (a)(j):
Net income	$43,298	$6,936
Plus:
Depreciation expense	9,388	8,310
Interest and debt expense, net of capitalized interest	2,659	601
Income tax expense (benefit)	242	(126)
EBITDA	55,587	15,721
Less: EBITDA attributable to Predecessor	—	(12,089)
EBITDA attributable to Partnership	55,587	27,810
Plus:
Adjustments related to minimum throughput commitments	14	(20)
Projects prefunded by Valero	—	589
Other	—	384
Less:
Cash interest paid	2,502	172
Maintenance capital expenditures	2,002	1,139
Distributable cash flow	$51,097	$27,452
Reconciliation of net cash provided by operating activities to EBITDA and distributable cash flow (a)(j):
Net cash provided by operating activities	$50,906	$7,660
Plus:
Changes in current assets and current liabilities	1,986	7,755
Changes in deferred charges and credits and other operating activities, net	(111)	(418)
Interest and debt expense, net of capitalized interest	2,659	601
Current income tax expense	147	123
EBITDA	55,587	15,721
Less: EBITDA attributable to Predecessor	—	(12,089)
EBITDA attributable to Partnership	55,587	27,810
Plus:
Adjustments related to minimum throughput commitments	14	(20)
Projects prefunded by Valero	—	589
Other	—	384
Less:
Cash interest paid	2,502	172
Maintenance capital expenditures	2,002	1,139
Distributable cash flow	$51,097	$27,452

See Notes to Earnings Release on Table Page 5.

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VALERO ENERGY PARTNERS LP
EARNINGS RELEASE
(In Thousands, Except Ratios)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Comparison of ratio of net income attributable to partners divided by total distribution declared to coverage ratio (j):
Net income attributable to partners	$43,298	$22,121
Total distribution declared	$25,608	$17,266
Ratio of net income attributable to partners divided by total distribution declared	1.69x	1.28x
Coverage ratio: Distributable cash flow divided by total distribution declared	2.00x	1.59x

The following table presents our statements of income for the three months ended March 31, 2015. Previously reported financial results have been adjusted for the acquisition of the Corpus Christi Terminal Services Business. See Note (a) of Notes to Earnings Release for a discussion of the basis of this presentation.

	Three Months Ended March 31, 2015
	Valero Energy Partners LP (Previously Reported)	Corpus Christi Terminal Services Business (January 1, 2015 to March 31, 2015)	Valero Energy Partners LP (Currently Reported)
Operating revenues – related party (b)	$41,886	$—	$41,886
Costs and expenses:
Operating expenses	17,864	4,760	22,624
General and administrative expenses	3,565	87	3,652
Depreciation expense	7,488	822	8,310
Total costs and expenses	28,917	5,669	34,586
Operating income (loss)	12,969	(5,669)	7,300
Other income, net	111	—	111
Interest and debt expense, net of capitalized interest	(601)	—	(601)
Income (loss) before income taxes	12,479	(5,669)	6,810
Income tax benefit	(126)	—	(126)
Net income (loss)	12,605	(5,669)	6,936
Less: Net loss attributable to Predecessor	(9,516)	(5,669)	(15,185)
Net income attributable to partners	$22,121	$—	$22,121

See Notes to Earnings Release on Table Page 5.

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VALERO ENERGY PARTNERS LP
NOTES TO EARNINGS RELEASE

(a)
References to “Partnership,” “we,” “us,” or “our” refer to Valero Energy Partners LP, one or more of its subsidiaries, or all of them taken as a whole. For businesses that we acquired from Valero, those terms refer to Valero Energy Partners LP Predecessor, our Predecessor for accounting purposes. References in these notes to “Valero” may refer to Valero Energy Corporation, one or more of its subsidiaries, or all of them taken as a whole, other than Valero Energy Partners LP, any of its subsidiaries, or its general partner.

Effective October 1, 2015, we acquired the Corpus Christi Terminal Services Business from Valero for total consideration of $465.0 million and began receiving fees for services provided by this business commencing on October 1, 2015. This acquisition was accounted for as the transfer of a business between entities under the common control of Valero. Accordingly, the statement of income data, operating highlights, and capital expenditures data for the three months ended March 31, 2015 have been retrospectively adjusted to include the historical results of operations of the acquired business.

Effective March 1, 2015, we acquired the Houston and St. Charles Terminal Services Business from Valero for total consideration of $671.2 million and began receiving fees for services provided by this business commencing on March 1, 2015.

(b)
Prior to being acquired by us, the Houston and St. Charles Terminal Services Business and the Corpus Christi Terminal Services Business did not charge Valero for services provided and did not generate revenues. Effective with the date of each acquisition, we entered into additional schedules to our commercial agreements with Valero with respect to the services we provide to Valero using the assets of the acquired businesses. This resulted in new charges for terminaling services provided by these assets.

(c)
The decrease in operating expenses in the three months ended March 31, 2016 compared to the three months ended March 31, 2015 was due primarily to lower maintenance expense of $2.6 million at the St. Charles and Corpus Christi terminals. Additionally, waste handling costs at the St. Charles terminal decreased $835,000 in the three months ended March 31, 2016.

(d)
The increase in general and administrative expenses in the three months ended March 31, 2016 compared to the three months ended March 31, 2015 was due primarily to an increase of $421,000 in costs related to being a separate publicly traded limited partnership.

(e)
The increase in depreciation expense in the three months ended March 31, 2016 compared to the three months ended March 31, 2015 was due primarily to additional depreciation expense associated with assets placed into service in 2015, including expansion and improvement projects at our Corpus Christi, Houston, and St. Charles terminals.

(f)
The increase in “interest and debt expense, net of capitalized interest” in the three months ended March 31, 2016 compared to the three months ended March 31, 2015 was due primarily to interest expense incurred on borrowings under our revolving credit facility and under the subordinated credit agreements with Valero entered into in connection with the acquisitions of the Houston and St. Charles Terminal Services Business and Corpus Christi Terminal Services Business. Interest expense on this indebtedness was $2.3 million in the three months ended March 31, 2016.

(g)
Our income tax expense is associated with the Texas margin tax. During the three months ended March 31, 2015, we reduced our deferred income tax liabilities due to a reduction in the relative amount of revenue we generate in Texas compared to our total revenue. This reduction was a result of the acquisition of the Houston and St. Charles Terminal Services Business (which includes operations in Louisiana).

(h)	Represents the sum of volumes transported through each separately tariffed pipeline segment.

(i)
Management uses average revenue per barrel to evaluate performance and compare profitability to other companies in the industry. There are a variety of ways to calculate average revenue per barrel; different companies may

Table Page 5

VALERO ENERGY PARTNERS LP
NOTES TO EARNINGS RELEASE

calculate it in different ways. We calculate average revenue per barrel as revenue divided by throughput for the period. Throughput can be derived by multiplying the throughput barrels per day (BPD) by the number of days in the period. Investors and analysts use this financial measure to help analyze and compare companies in the industry on the basis of operating performance. This financial measure should not be considered as an alternative to revenues presented in accordance with U.S. generally accepted accounting principles (GAAP).

(j)
We define EBITDA as net income before income tax expense, interest expense, and depreciation expense. We define distributable cash flow as EBITDA less cash payments during the period for interest, income taxes, and maintenance capital expenditures, plus adjustments related to minimum throughput commitments, capital projects prefunded by Valero, and certain other items. We define coverage ratio as the ratio of distributable cash flow to the total distribution declared.

EBITDA, distributable cash flow, and coverage ratio are supplemental financial measures that are not defined under GAAP. They may be used by management and external users of our financial statements, such as industry analysts, investors, lenders, and rating agencies, to:

•	describe our expectation of forecasted earnings;

•
assess our operating performance as compared to other publicly traded limited partnerships in the transportation and logistics industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;

•	assess the ability of our business to generate sufficient cash to support our decision to make distributions to our unitholders;

•	assess our ability to incur and service debt and fund capital expenditures; and

•	assess the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of EBITDA provides useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to EBITDA are net income and net cash provided by operating activities. EBITDA should not be considered an alternative to net income or net cash provided by operating activities presented in accordance with GAAP. EBITDA has important limitations as an analytical tool because it excludes some, but not all, items that affect net income or net cash provided by operating activities. EBITDA should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Additionally, because EBITDA may be defined differently by other companies in our industry, our definition of EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

We use distributable cash flow to measure whether we have generated from our operations, or “earned,” an amount of cash sufficient to support the payment of the minimum quarterly distributions. Our partnership agreement contains the concept of “operating surplus” to determine whether our operations are generating sufficient cash to support the distributions that we are paying, as opposed to returning capital to our partners. Because operating surplus is a cumulative concept (measured from our initial public offering (IPO) date and compared to cumulative distributions from the IPO date), we use the term distributable cash flow to approximate operating surplus on a quarterly or annual, rather than a cumulative, basis. As a result, distributable cash flow is not necessarily indicative of the actual cash we have on hand to distribute or that we are required to distribute.

We use the coverage ratio to reflect the relationship between our distributable cash flow and the total distribution declared. We have also provided the ratio of net income attributable to partners, the most directly comparable GAAP measure to distributable cash flow, to the total distribution declared.

Table Page 6